Exhibit 11
RTW, INC. AND SUBSIDIARY
Statement Regarding Computation of Basic and Diluted Net Income Per Share

	For the three months		For the six months
	ended:		ended:
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Basic weighted average shares outstanding	5,345,665	5,396,938	5,396,825	5,371,970

II. Stock options
Options at $10.75	621	—	311	—
Options at $9.95	—	—	3	—
Options at $9.87	—	—	—	—
Options at $9.50	641	176	482	136
Options at $8.81	6,425	5,345	5,373	3,952
Options at $8.75	152	85	129	79
Options at $6.50	2,803	4,264	2,528	4,192
Options at $6.45	—	3,462	282	3,405
Options at $6.18	54,481	52,109	52,721	51,343
Options at $6.00	29,886	39,179	27,359	38,646
Options at $4.50	2,656	2,447	2,585	2,429
Options at $3.80	16,349	15,370	16,013	15,286
Options at $3.13	5,809	8,534	5,719	8,499
Options at $2.60	1,908	4,645	1,885	7,516
Options at $2.20	10,396	15,540	10,294	15,501
Options at $2.19	40,668	53,717	40,328	60,967
Options at $1.98	19,923	52,831	21,762	57,247

Diluted weighted average shares outstanding	5,538,383	5,654,642	5,584,599	5,641,168

Net income ($000’s)	$1,434	$1,321	$2,488	$2,370

Net income per share:
Basic income per share	$0.27	$0.24	$0.46	$0.44
Diluted income per share	$0.26	$0.23	$0.45	$0.42